Exhibit 99.(a)(1)

CERTIFICATE OF FORMATION

OF

TRILOMA EIG GLOBAL ENERGY FUND, LLC

This Certificate of Formation of Triloma EIG Global Energy Fund, LLC (the “Company”) has been duly executed and is being filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1.                                      Name.  The name of the limited liability company formed hereby is Triloma EIG Global Energy Fund, LLC.

2.                                      Registered Office and Registered Agent.  The address of the registered office of the Company in the State of Delaware, County of Kent and the registered agent of the Company for service of process at such address is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, DE 19904.

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation as of February 18, 2015.

/s/ Barry L. Goff
Name: Barry L. Goff
Title: Authorized Person